Exhibit 5.1

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July 13, 2016

GulfMark Offshore, Inc. 842 West Sam Houston Parkway North Suite 400 Houston, Texas 77024

Ladies and Gentlemen:

We have acted as special counsel to GulfMark Offshore, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”) relating to the proposed issuance by the Company from time to time of up to an aggregate of 1,575,000 shares (the “Shares”) of the Class A common stock, par value $.01 per share (“Common Stock”), of the Company, which Shares are comprised of (i) up to 1,000,000 shares of Common Stock to be issued pursuant to the Company’s Amended and Restated 2014 Omnibus Equity Incentive Plan (the “Restated Omnibus Plan”), (ii) up to 350,000 shares of Common Stock to be issued pursuant to the Company’s Amended and Restated 2011 Non-Employee Director Share Incentive Plan (the “Restated Director Plan”) and (iii) up to 225,000 shares of Common Stock to be issued pursuant to the Company’s Amended and Restated 2011 Employee Stock Purchase Plan (together with the Restated Omnibus Plan and the Restated Director Plan, collectively, the “Plans”). This opinion is being rendered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

Duane Morris llp
1330 POST OAK BOULEVARD, SUITE 800 HOUSTON, TX 77056-3166	PHONE: +1 713 402 3900 FAX: +1 713 402 3901

GulfMark Offshore, Inc.

July 13, 2016

For purposes of rendering the opinions expressed herein, we have examined, among other things, originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) each of the Plans, (iii) the Company’s certificate of incorporation and its bylaws, each as amended to the date hereof (collectively, the “Charter Documents”), (iv) certain resolutions of the Company’s Board of Directors or a committee thereof adopting each of the Plans, approving the Registration Statement and reserving for issuance the Shares issuable pursuant to each of the respective Plans and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or other copies and the authenticity of the originals of such documents; (v) that all records and other information made available to us by the Company on which we have relied are true, correct and complete in all material respects; (vi) that the Registration Statement, and any amendments thereto (including, as applicable, all necessary post-effective amendments thereto), will have become effective under the Securities Act; (vii) that all actions required to be taken under each of the Plans by the Board of Directors of the Company or any committee thereof shall have been taken by the Board of Directors of the Company or such committee, respectively; (viii) that the Shares shall have been duly issued and delivered in accordance with the terms of the applicable Plan and the terms of any other agreement relating to any grants thereunder or the Shares; (ix) that upon any issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding or otherwise reserved for issuance will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Charter Documents; and (x) that all applicable provisions of the “Blue Sky” and securities laws of the various states and other jurisdictions in which the Shares may be offered and sold shall have been complied with. We have also assumed that the Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Shares.

As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion that the Shares, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law and as contemplated under the applicable Plan, will be validly issued, fully paid and nonassessable.

GulfMark Offshore, Inc.

July 13, 2016

The opinions expressed herein are limited to the Delaware General Corporation Law (collectively, the “Applicable Laws”). No opinion is expressed as to the effect on the matters covered by this letter of the laws of (i) the State of Delaware other than the Applicable Laws or (ii) any jurisdiction other than the State of Delaware, whether in any such case applicable directly or through the Applicable Laws. We express no opinion regarding any federal or state securities laws or regulations or as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

The Shares may be issued from time to time on a delayed or continuous basis, and the opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise. These opinions are expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This letter may be relied upon by the Company and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving this consent, we do not imply or admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Duane Morris LLP